Exhibit 4.3

SECOND AMENDMENT TO THE

VERIZON SAVINGS PLAN FOR MANAGEMENT EMPLOYEES

(As Amended and Restated Effective January 1, 2022)

This Amendment is adopted this 21st day of November, 2023.

WHEREAS, Verizon Communications Inc. (Verizon) maintains the Verizon Savings Plan for Management Employees (Plan);

WHEREAS, Section 12.01 of the Plan provides that the Plan may be amended in certain respects by the most senior Human Resources officer of the Company and the chief legal counsel to the Verizon Employee Benefits Committee acting on behalf of the Company in a settlor capacity; and

WHEREAS, the Company desires to amend the Plan in order to (1) provide that forfeitures shall be first applied to reduce Company-Matching Contributions, (2) allow for qualified birth or adoption distributions, (3) allow for company matching contributions on qualified student loan payments, and (4) amend the required beginning date for distributions in accordance with the SECURE 2.0 Act of 2022.

NOW, THEREFORE, the Plan is amended as set forth on the attachment to this Amendment, effective as specified in the attachment.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

Verizon Communications Inc.

By:	/s/ Samantha Hammock
Sam Hammock

Chairwoman of the Verizon Employee Benefits Committee and EVP & CHRO

By:	/s/ Marc Schoenecker
Marc Schoenecker

Associate General Counsel – Employee Benefits and Counsel to the Verizon Employee Benefits Committee

ATTACHMENT TO SECOND AMENDMENT TO THE

VERIZON SAVINGS PLAN FOR MANAGEMENT EMPLOYEES

(As Amended and Restated Effective January 1, 2022)

1. Effective October 3, 2022, Section 1.01 of the Plan is amended to add a new defined term for “Qualified Birth or Adoption Distribution” to read in its entirety as follows:

“Qualified Birth or Adoption Distribution” shall mean a distribution to a Member during the one-year period beginning on the date on which a child of the Member is born or on which the legal adoption by the individual of an eligible adoptee is finalized. For this purpose, “eligible adoptee” shall many any individual (other than a child of the Member’s Spouse) who has not attained age 18 or is physically or mentally incapable of self-support. To the extent permitted by law, the Committee may rely on a Member’s reasonable representation that he or she satisfies the requirements of this paragraph, unless the Committee has actual knowledge to the contrary.

2. Effective October 3, 2022, a new Section 3.10(c) is added to the Plan to read in its entirety as follows:

(c) A Member who is eligible to make Rollover Contributions under this Section 3.10 and who has previously received a Qualified Birth or Adoption Distribution from the Plan may make one or more contributions to the Plan in an aggregate amount not to exceed the amount of such Qualified Birth or Adoption Distribution. Such contributions shall be treated as Rollover Contributions and shall be deemed to have been transferred to the Plan within 60 days of the date the Qualified Birth or Adoption Distribution was received by the Member.

3. Effective January 1, 2024, a new Section 3.16 is added to the Plan to read in its entirety as follows:

3.16 Qualified Student Loan Payments

(a) Effective January 1, 2024, Matched Contributions shall include Qualified Student Loan Payments (as defined in subsection (d) below) for purposes of determining the amount of Company-Matching Contribution to be made by the Company and the Participating Affiliates in a given Plan Year.

(b) In accordance with section 401(m)(13)(A) of the Code: (1) Company-Matching Contributions on account of Matched Contributions shall be made at the same rate as Company-Matching Contributions on account of Qualified Student Loan Payments; (2) Company-Matching Contributions on account of Qualified Student Loan Payments shall only be made on behalf of Eligible Employees or Active Members who are otherwise eligible to receive Company-Matching Contributions on account of Matched Contributions; (3) all Eligible Employees or Active Members eligible to receive Company-Matching

Contributions on account of Matched Contributions shall be eligible to receive Company-Matching Contributions on account of Qualified Student Loan Payments and (4) Company-Matching Contributions on account of Qualified Student Loan Payments shall vest in the same manner as Company-Matching Contributions on account of other Matched Contributions. In no event will the maximum potential Company-Matching Contribution under Section 3.03 of the Plan be increased as a result of an Eligible Employee or Active Member’s payment of Qualified Student Loan Payments.

(c) The Company shall make Company-Matching Contribution on Qualified Student Loan Payments at a different frequency than Company-Matching Contributions are otherwise made under the Plan, provided that the frequency is not less than annually. In addition, the Company shall establish reasonable procedures relating to Company-Matching Contributions for such Qualified Student Loan Payments, including an annual deadline (which shall not be earlier than 3 months after the close of each Plan Year) by which a Member must establish entitlement to Company-Matching Contributions.

(d) For purposes of this Section 3.16, “Qualified Student Loan Payments” means payments made by an Eligible Employee or Active Member in repayment of a qualified education loan (as defined in section 221(d)(1) of the Code) incurred by the Eligible Employee or Active Member to pay qualified higher education expenses (as defined below), but only—

(1) To the extent such payments in the aggregate do not exceed an amount equal to (A) the limitation applicable under section 402(g) of the Code for the year (or, if lesser, the employee’s compensation (as defined in section 415(c)(3) of the Code) for the year), reduced by (B) the Elective Contributions made by the Eligible Employee or Active Member for such Plan Year, and

(2) If the Eligible Employee or Active Member certifies annually to the Company that such payment has been made on such qualified education loan. The Company may rely on such employee certification of payment.

For purposes of this subparagraph (d), the term “qualified higher education expenses” means the cost of attendance (as defined in section 472 of the Higher Education Act of 1965, as in effect on the day before the date of the enactment of the Taxpayer Relief Act of 1997) at an eligible educational institution (as defined in section 221(d)(2) of the Code).

4. Effective January 1, 2024, Section 4.04 of the Plan is amended in its entirety to read as follows:

4.04 Allocation of Forfeitures

Any amounts forfeited in accordance with Section 4.02 shall be first applied to reduce Company-Matching Contributions and then, if any forfeitures remain thereafter, to reduce any Profit Sharing Contributions to the Plan for the current Plan Year or the Plan Year next following the Plan Year in which the forfeiture occurred. In the event that the Plan is terminated, any such forfeitures not yet applied to reduce Company-Matching Contributions and/or Profit Sharing Contributions shall be credited to the Members’ ESOP Accounts in equal shares.

5. Effective January 1, 2023, Section 8.06(a) of the Plan is amended in its entirety to read as follows:

(a) Any benefit that is payable to a Member hereunder shall be distributed or commence not later than the Member’s required beginning date.

(1) The required beginning date of a Member who is a 5% owner is April 1 of the calendar year immediately following the calendar year in which such Member attains age 70 1⁄2 (if born on or before June 30, 1949), age 72 (if born on or after July 1, 1949 and before January 1, 1951) or age 73 (if born on or after January 1, 1951). For this purpose, a Member is considered a 5% owner if such Member is a 5% owner as defined in section 416(i) of the Code (determined in accordance with section 416 of the Code but without regard to whether the Plan is top-heavy) with respect to the Plan Year ending in the calendar year in which the Member attains age 70 1⁄2 (if born on or before June 30, 1949), age 72 (if born on or after July 1, 1949 and before January 1, 1951) or age 73 (if born on or after January 1, 1951). Once distributions have begun to a 5% owner under this Section, they must continue to be distributed, even if the Member ceases to be a 5% owner in a subsequent year.

(2) The required beginning date of a Member who is not a 5% owner (as defined above) is April 1 of the calendar year immediately following the later of (A) the calendar year in which the Member attains age 70 1⁄2 (if born on or before June 30, 1949), age 72 (if born on or after July 1, 1949 and before January 1, 1951) or age 73 (if born on or after January 1, 1951) or (B) the calendar year in which the Member retires

6. Effective October 3, 2022, Section 8.08(b)(1) of the Plan is amended in its entirety to read as follows:

(1) “Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); the portion of any hardship withdrawal under Section 9.01 which is described in section 401(k)(2)(B)(i)(IV) of the Code and which is made after December 31, 1999; and any Qualified Birth or Adoption Distribution. A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible. Such portion may also be transferred to an individual retirement plan under section 408A of the Code or to any other qualified plan under section 401(a) of the Code or annuity contract described in section 403(b) of the Code that agrees to separately account for amounts so transferred in accordance with the foregoing.

7. Effective October 3, 2022, a new Section 9.08 is added to the Plan to read in its entirety as follows:

9.08 Qualified Birth or Adoption Distributions

Effective October 3, 2022, a Member may elect to take a Qualified Birth or Adoption Distribution from the vested portion of his or her Account, provided that the maximum amount of any Qualified Birth or Adoption Distribution (when aggregated with similar distributions under the Plan or any other plan maintained by the Company and its Affiliates) with respect to each birth or adoption shall not exceed $5,000.

8. Effective January 1, 2024, Section 10.11(d) of the Plan is amended in its entirety to read as follows:

(d) Any remaining expenses of administering the Plan, including the fees and expenses of the Trustee, shall be paid from the Trust except to the extent that such expenses are paid by the Company and the Participating Affiliates without reservation of a right of reimbursement from the Plan. Expenses paid from the Trust shall be allocated to some or all of the Funds on a pro rata basis. Expenses borne by the Company and the Participating Affiliates shall be allocated among the Company and the respective Participating Affiliates in such proportions as shall be agreed upon based on the inclusion in the Plan of their respective employees.

9. Effective January 1, 2024, Section 13.08 of the Plan is amended in its entirety to read as follows:

13.08 Inability to Locate Members

Each Member and Beneficiary entitled to receive a benefit under the Plan shall keep the Plan Administrator or the Trustee advised of his current address. Any benefit in respect of which the Trustee has issued a check that has not been presented for payment (a “Pending Payment”) shall be invested in accordance with Section 6.04 pending actual payment, and earnings on such amounts shall be used to reduce the cost of administering the Plan. If the Trustee is unable to locate the payee of a Pending Payment for a period of six months, commencing with the day on which the check is issued, the total amount of the Pending Payment (i.e., exclusive of any earnings) shall be reinstated as an account under the Plan on behalf of the Member or Beneficiary with respect to whom the check was issued and shall be invested in accordance with Section 6.04 (or in such other Fund(s) as are designated in accordance with Section 6.01(h)). If the Trustee is unable to locate the Member or Beneficiary for an additional period of six months, the total amount of the Pending Payment shall be forfeited and shall be first applied to reduce Company-Matching Contributions and then, if any forfeitures remain thereafter, to reduce any Profit Sharing Contributions to the Plan for the current Plan Year or the Plan Year next following the Plan Year in which the forfeiture occurred; provided, that if such Member or Beneficiary after the expiration of such 12 month period provides satisfactory evidence to the Plan Administrator of their bona fide status as the missing Member or Beneficiary, the benefit (exclusive of any earnings or losses after the forfeiture) shall be reinstated. In the event of such reinstatement, payment shall commence to the Member or Beneficiary in the same form as initially applicable, commencing as of the first day of the month next following the expiration of 30 days after the date on which the Plan Administrator determines the Member or Beneficiary’s bona fide status. Benefits reinstated in any Plan Year shall be derived from forfeitures under this Section for the Plan Year and, to the extent such forfeitures are less than the benefits to be reinstated, from additional Company contributions to the Plan.

In addition to the preceding paragraph, any benefits payable to a Member or Beneficiary which are not claimed for a period of two years from the date of entitlement, and following a reasonably diligent effort to locate such Member or Beneficiary, shall be forfeited and shall be first applied to reduce Company-Matching Contributions and then, if any forfeitures remain thereafter, to reduce any Profit Sharing Contributions to the Plan for the current Plan Year or the Plan Year next following the Plan Year in which the forfeiture occurred; provided, however, that if such Member or Beneficiary after expiration of such two year period provides satisfactory evidence to the Plan Administrator of their bona fide status as the missing Member or Beneficiary, the benefit (exclusive of any earnings or losses after the forfeiture) shall be reinstated. In the event of such reinstatement, payment shall commence to the Member or Beneficiary in the same form as initially applicable, commencing as of the first day of the month next following the expiration of 30 days after the date on which the Plan Administrator determines the Member or Beneficiary’s bona fide status. Benefits reinstated in any Plan Year shall be derived from forfeitures under this Section for the Plan Year and, to the extent such forfeitures are less than the benefits to be reinstated, from additional Company contributions to the Plan.

10. Effective January 1, 2023, Section 16.02(b)(1) of the Plan is amended in its entirety to read as follows:

(1) If the Member’s surviving spouse is the Member’s sole designated beneficiary, then, except as provided in subsections (d) and (e) below, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Member died, or by December 31 of the calendar year in which the Member would have attained age 70 1⁄2 (if born on or before June 30, 1949), age 72 (if born on or after July 1, 1949 and before January 1, 1951) or age 73 (if born on or after January 1, 1951), if later.